Exhibit 14(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Dryden National Municipal Fund, Inc.:

We consent to the incorporation by reference, in this registration statement (Nos. 811-02992 and 002-66407) on Form N-14, of our report dated October 27, 2008, on the statement of assets and liabilities, including the portfolio of investments, of the Dryden National Municipal Fund, Inc. (hereafter referred to as the “Fund”) as of August 31, 2008, and the related statement of operations for the year then ended, the statement of changes in net assets for the year ended August 31, 2008, the eight month period ended August 31, 2007, and the year ended December 31, 2006 and the financial highlights for the year ended August 31, 2008, the eight month period ended August 31, 2007, and each of years in the three-year period ended December 31, 2006. The financial highlights for the year ended December 31, 2003 were audited by another independent registered public accounting firm, whose report dated February 20, 2004, expressed an unqualified opinion thereon.  These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the heading “Independent Registered Public Accounting Firm” in this registration statement on Form N-14.

KPMG LLP

New York, New York

December 5, 2008